Exhibit 99.1

ASV Holdings, Inc. Prices Initial Public Offering of Common Stock

Grand Rapids, MN – May 12, 2017 – ASV Holdings, Inc. (NASDAQ: ASV) today announced the pricing of an underwritten initial public offering of 3,800,000 shares of its common stock at a price of $7.00 per share, including 1,800,000 shares to be sold by the Company and 2,000,000 shares to be sold by Manitex International, Inc. In addition, A.S.V. Holding, LLC, which is a subsidiary of Terex Corporation, has granted to the underwriters a 45-day option to acquire an additional 570,000 shares to cover over-allotments in connection with the offering. After the underwriting discount and estimated offering expenses payable by the Company, the Company expects to receive net proceeds of approximately $10.7 million. The Company will not receive any proceeds from the sale of shares by Manitex International, Inc. and A.S.V. Holding, LLC, including upon exercise of the over-allotment option. The offering is expected to close on May 17, 2017, subject to customary closing conditions. The shares are expected to begin trading on the Nasdaq Capital Market on May 12, 2017 under the symbol “ASV.”

Roth Capital Partners is acting as sole book-running manager for the offering. Seaport Global Securities, LLC is acting as co-lead manager for the offering.

Use of Proceeds

The Company’s credit agreement requires that it use 40% of the net proceeds from this offering to pay down amounts outstanding under the credit agreement. In addition to the amount required to be used for repayment ($4.3 million), the Company expects to additionally repay indebtedness under its Credit Agreement in the amount of $6.4 million, for a total of $10.7 million of debt repayments.

The shares described above are being offered by the Company pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission. The offering is being made only by means of a prospectus, copies of which may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660; (800) 678-9147.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ASV Holdings, Inc.

The Company designs and manufactures a broad range of high quality compact track loader and skid steer loader equipment, marketed through a distribution network in North America, Australia and New Zealand.

Forward-Looking Statements

This press release contains forward-looking statements regarding the proposed initial public offering, including statements with regard to the use of proceeds from the offering and the expected closing of the offering. The completion of the offering is subject to conditions and there can be no assurance as to whether or when the offering may be completed on the terms described. Any forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks detailed under “Risk Factors” in the Registration

Statement on Form S-1 and in other filings we make from time to time with the Securities and Exchange Commission, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Contacts

For ASV Holdings, Inc.

Peter Seltzberg, Managing Director

Darrow Associates, Inc.

516-419-9915

pseltzberg@darrowir.com